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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                  -------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest
       event reported):            December 30, 1994


                           NETWORK SYSTEMS CORPORATION
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             (Exact name of registrant as specified in its charter)


Delaware                           0-9691                        41-1231031
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(State of                (Commission File Number)                (IRS
Employer                                                    Identification No.)
Incorporation)


                 7600 Boone Avenue North, Minneapolis, MN 55428
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                    (Address of principal executive offices)

                                  (612)424-4888
                         -------------------------------
                         (Registrant's telephone number)


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Item 5.   OTHER EVENTS.

Expense Reduction Plan:
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On December 19, 1994, Network Systems' Board of Directors approved an expense reduction plan in an effort to reduce costs to a level supportable by anticipated revenues. The plan is expected to result in a single line item charge during the fourth quarter of 1994 of approximately $8 million. Network Systems expects to carry out this expense reduction plan regardless of whether the contemplated merger with Storage Technology Corporation proceeds.

The significant components of the expected fourth quarter charge include an accrual of approximately $3.4 million for the severance of approximately 140 employees; an accrual of approximately $1.9 million for future lease commitments, net of estimated future sublease rental income, associated with excess lease space; a writedown of approximately $2.4 million associated with equipment, leasehold improvements and repair parts to be abandoned and $0.3 million of other miscellaneous exit costs. Stockholders' equity will be correspondingly reduced by $8.0 million as of December 31, 1994.

The plan is expected to result in reduced operating expenses of approximately $9.8 million in 1995, consisting of reduced payroll, lease and depreciation expense of $8.0 million, $1.3 million and $0.5 million, respectively. The plan is expected to result in reduced operating expenses of $10.4 million in 1996 consisting of reduced payroll, lease and depreciation expense of $8.6 million, $1.3 million and $0.5 million, respectively.

The majority of the $3.4 million of severance accruals are expected to be paid during the first quarter of 1995. With respect to the expected long-term effects of the expense reduction plan on Network System's cash flows, the plan is expected to result in cash savings of approximately $5.5 million and $7.7 million in 1995 and 1996 respectively, principally in the form of reduced payroll, net of the estimated severance payments.

The above estimates of expense reductions and cash savings are estimated based on the available information and certain assumptions that Network Systems believes are reasonable in the circumstances. There can be no assurance, however, that these savings can be achieved.

Other Matter:
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In December 1994, a female employee of the Company made a complaint to the
Company concerning alleged inappropriate sexual conduct on the part of a senior company official. The Company is at a very preliminary stage of investigating this complaint, and the complaint has not made a specific demand for damages in connection with this matter. There is not currently any litigation pending with respect to these allegations. Because of the early stage of this matter, the Company currently is unable to ascertain whether this complaint will have a material adverse effect on the Company's future financial condition or results of operations.


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Item 7.   EXHIBITS.

1.   Press Release dated December 30, 1994.


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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NETWORK SYSTEMS CORPORATION



Date: January 6, 1995             By   /s/ Malcom D. Reid
                                      -----------------------------------------
                                        Malcolm D. Reid
                                        Vice President, Secretary
                                        and General Counsel